Exhibit (a)(1)(D)

Offer To Purchase

All Outstanding Shares of Common Stock

of

BLUEBIRD BIO, INC.

at either

(x) $3.00 in cash per share, plus one contingent value right per share representing the right to receive a contingent payment of $6.84 in cash upon the achievement of the milestone

or

(y) $5.00 in cash per share

by

BEACON MERGER SUB, INC., a wholly owned subsidiary of

BEACON MIDCO, INC., a wholly owned subsidiary of

BEACON PARENT HOLDINGS, L.P., whose general partner is

BEACON GENERAL PARTNER, LLC, an affiliate of

CARLYLE PARTNERS GROWTH, L.P.

SK CAPITAL PARTNERS VI-A, L.P. and SK CAPITAL PARTNERS VI-B, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MAY 29, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 14, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 7, 2025 (as amended on May 14, 2025 and as may be further amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and the related Letter of Election and Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Election and Transmittal,” which together with the Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”) in connection with the Offer by Beacon Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Beacon Parent Holdings, L.P. (“Parent”), a Delaware limited partnership, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of bluebird bio, Inc., a Delaware corporation (the “Company”), in exchange for, at the election of the holder of such Share, either (but not both):

(i)(a) $3.00 in cash per Share on the terms and subject to the conditions set forth in the Offer to Purchase, subject to any applicable withholding taxes and without interest thereon (the “Cash and CVR Consideration Closing Amount”), plus (b) one contingent value right (each, a “CVR”) per Share, subject to and in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement that will be entered into by and among Parent, a rights agent mutually agreeable to Parent and the Company, and, solely for certain purposes, the Surviving Corporation (as defined below) (the “CVR Agreement”), representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the milestone set forth in, and subject to the terms and conditions of the CVR Agreement, the Offer to Purchase and the related Letter of Election and Transmittal (the Cash and CVR Consideration Closing Amount plus one CVR, collectively, or any greater amount per Share that may be paid pursuant to the Offer after May 14, 2025, the “Cash and CVR Consideration”), or

(ii) $5.00 in cash per Share on the terms and subject to the conditions set forth in the Offer, subject to any applicable withholding taxes and without interest thereon (or any greater amount per Share that may be paid pursuant to the Offer after May 14, 2025, the “All-Cash Consideration”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9. The board of directors of the Company (the “Company Board”) has unanimously recommended that you accept the Offer and tender your Shares to Merger Sub pursuant to the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Election and Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Election and Transmittal.

Please note carefully the following:

1.

The consideration offered is, at the election of the holder of such Share, either (but not both), (i)(a) $3.00 in cash per Share on the terms and subject to the conditions set forth in the Offer to Purchase, subject to any applicable withholding taxes and without interest thereon, plus (b) one CVR per Share, subject to and in accordance with the terms and conditions set forth in the CVR Agreement, representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the milestone set forth in, and subject to the terms and conditions of, the CVR Agreement, the Offer to Purchase and the related Letter of Election and Transmittal, or (ii) $5.00 in cash per Share on the terms and subject to the conditions set forth in the Offer, subject to any applicable withholding taxes and without interest thereon.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 21, 2025 and amended as of May 13, 2025 (and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub.

4.

The Merger Agreement provides, among other things, that as soon as practicable following the date and time of the irrevocable acceptance for payment (the “Acceptance Time”) by Merger Sub of Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”), subject to the satisfaction of or, if permitted by applicable law, waiver of certain conditions, and in any event no later than one business day thereafter, Merger Sub will merge with and into the Company (such merger, the “Merger”), and the Company will survive the Merger as an indirect wholly owned subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Merger Sub and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the Acceptance Time, subject to the satisfaction or, if permitted by applicable law, waiver of certain conditions, and in any event no later than one business day thereafter. At the effective time of the Merger (being the time and day of the filing of the certificate of merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”), each Share issued and outstanding at the commencement of the Offer and immediately prior to the Effective Time (excluding Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, in each case, at the commencement of the Offer and immediately prior to the Effective Time, any Shares irrevocably accepted for purchase pursuant to the Offer (“Accepted Shares”), and any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL), shall be canceled and extinguished and automatically converted into the right to receive, at the election of the holder of such Share, either (but not both) the Cash and CVR Consideration or the All-Cash Consideration upon compliance with the procedures set forth in the Merger Agreement, without interest thereon and subject to any applicable withholding tax pursuant to the Merger Agreement and the CVR Agreement; provided that, at the election of Parent, any Shares owned by any direct or indirect subsidiary of the Company that are not Accepted Shares will instead receive shares of the Surviving Corporation of equivalent value. As a result of the Merger, the Company will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent.

5.

The Company Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement and consummate the Transactions contemplated therein, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company stockholders, and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which resolutions, except to the extent expressly permitted by the Merger Agreement, have not been rescinded, modified or withdrawn in any way.

6.	The Offer and withdrawal rights will expire one minute after 11:59 p.m., New York City time, on May 29, 2025, unless the Offer is extended or earlier terminated (the “Expiration Time”).

7.

The Offer is not subject to a financing condition. If, as of the time the Offer is then scheduled to expire, any Offer Condition is not satisfied or waived (if permitted by the Merger Agreement), Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten business days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the Offer Conditions, provided, however, that if the sole then unsatisfied Offer Condition is the Minimum Condition (as defined in the Offer to Purchase), Merger Sub will not be required to extend the Offer for more than three occasions in consecutive periods of up to ten business days each, and neither Parent nor Merger Sub will terminate or withdraw the Offer prior to the then scheduled Expiration Time unless the Merger Agreement is validly terminated in accordance with its terms, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one business day) after termination of the Merger Agreement.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer To Purchase

All Outstanding Shares of Common Stock

of

BLUEBIRD BIO, INC.

at

$3.00 in cash per share, plus one contingent value right per share representing the right to receive a contingent payment of $6.84 in cash upon the achievement of the milestone

or

$5.00 in cash per share

by

BEACON MERGER SUB, INC., a wholly owned subsidiary of

BEACON MIDCO, INC., a wholly owned subsidiary of

BEACON PARENT HOLDINGS, L.P., whose general partner is

BEACON GENERAL PARTNER, LLC, an affiliate of

CARLYLE PARTNERS GROWTH, L.P.

SK CAPITAL PARTNERS VI-A, L.P. AND SK CAPITAL PARTNERS VI-B, L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 7, 2025 (as amended and restated on May 14, 2025 and as may be further amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and the related Letter of Election and Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Election and Transmittal,” which together with the Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”) in connection with the Offer by Beacon Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Beacon Parent Holdings, L.P. (“Parent”), a Delaware limited partnership, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of bluebird bio, Inc., a Delaware corporation (the “Company”), in exchange for, at the election of the holder of such Share, either (but not both):

(i)(a) $3.00 in cash per Share, on the terms and subject to the conditions set forth in the Offer to Purchase, subject to any applicable withholding taxes and without interest thereon, plus (b) one contingent value right per Share, subject to and in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement that will be entered into by and among Parent, a rights agent mutually agreeable to Parent and the Company, and, solely for certain purposes, the Surviving Corporation (as defined in the Offer to Purchase) (the “CVR Agreement”), representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the milestone set forth in, and subject to the terms and conditions of the CVR Agreement, the Offer to Purchase and the related Letter of Election and Transmittal, or

(ii) $5.00 in cash per Share, on the terms and subject to the conditions set forth in the Offer, subject to any applicable withholding taxes and without interest thereon.

The undersigned hereby instruct(s) you to tender to Merger Sub the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub, which determination will be final and binding, subject to any judgment of any court of competent jurisdiction.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

INSTRUCTIONS TO REGISTERED HOLDER FROM BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF BLUEBIRD BIO, INC.

NUMBER OF SHARES TO BE TENDERED: SIGN HERE

Shares*
(Signature(s))

Please Type or Print Name(s)

Address(es)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

A. Check ONE box if you wish to tender ALL of your Shares for one of the elections:

☐	CHECK HERE TO ELECT TO RECEIVE THE CASH AND CVR CONSIDERATION (I.E. $3.00 IN CASH AND ONE CVR PER SHARE) FOR ALL SHARES TENDERED.

☐	CHECK HERE TO ELECT TO RECEIVE THE ALL-CASH CONSIDERATION (I.E. $5.00 IN CASH PER SHARE) FOR ALL SHARES TENDERED.

If you check more than one box, we will treat your shares as if you made the election for the Cash and CVR Consideration.

OR

B. If you would like to make more than one election for the Shares that you are tendering, list below the number of Shares you desire to tender by election type:

If you did not check a box above and would like to make more than one election for the Shares you would like to tender, indicate the number of Shares next to each desired election below. The total number of Shares next to the two elections should equal the number of Shares listed in the box titled “Description of Shares Surrendered” above. If you have checked one of the boxes above, that election will govern all of your Shares and any numbers entered next to the election below will be disregarded. If you make elections for more Shares than the Shares described in the box titled “Description of Shares Surrendered,” your elections will be reduced on a pro rata basis relative to the number of Shares you indicated for each election. If you make elections for fewer Shares than the Shares described in the box titled “Description of Shares Surrendered,” you will be deemed to have made the election for Cash and CVR Consideration with respect to the number of Shares with respect to which you have not made an election.

   NUMBER OF SHARES TO RECEIVE THE CASH AND CVR CONSIDERATION (I.E. $3.00 IN CASH AND ONE CVR PER SHARE)

   NUMBER OF SHARES TO RECEIVE THE ALL-CASH CONSIDERATION (I.E. $5.00 IN CASH PER SHARE)

All elections are subject to the election procedures described in the Offer. Any Shares tendered but for which no election is made above will be treated as if the holder made an election to receive the Cash and CVR Consideration.

Dated:

Account Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.